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Exhibit 4.72

news release

NORANDA TO WEBCAST THIRD QUARTER 2003
FINANCIAL RESULTS CONFERENCE CALL

        TORONTO, ONTARIO, October 3, 2003 — Noranda Inc. announced today that it will host a live internet webcast presentation for shareholders and investors on Thursday, October 23, 2003 at 8:30 a.m. (EDST), to review its Third Quarter 2003 financial and operating results. The results for the Company will be released via Canada NewsWire on Thursday, October 23, 2003.

        During the meeting, senior management from the Company will review third quarter financial and operating results. The live, interactive webcast and slide presentation will be accessible via www.noranda.com under the "For Investors" section.

        If you are unable to participate during the live webcast, the call will be archived on Noranda's website at www.noranda.com. To access the replay, click on the Conference Call button on the home page.

        Noranda Inc. is a leading international mining and metals company with more than 49 mining and metallurgical operations and projects under development in 17 countries. Noranda is one of the world's largest producers of zinc and nickel and is a significant producer of copper, primary and fabricated aluminum, lead, silver, gold, sulphuric acid and cobalt. Noranda is also a major recycler of secondary copper, nickel and precious metals. Noranda employs over 15,000 people. It is listed on The Toronto Stock Exchange and The New York Stock Exchange (NRD).

Contact:

Dale Coffin
Director, External Communications
Tel: 416-982-7161
dale.coffin@toronto.norfalc.com
www.noranda.com

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Exhibit 4.72